Exhibit 99.1

TESORO LOGISTICS CLOSES THE REMAINING PORTION OF THE ALASKA STORAGE AND TERMINALLING ASSETS ACQUISITION FROM TESORO CORPORATION

SAN ANTONIO - September 16, 2016 - Tesoro Logistics LP (NYSE:TLLP) has closed the remaining portion of the acquisition of storage and terminalling assets in Alaska owned by subsidiaries of Tesoro Corporation (NYSE:TSO). TLLP acquired the refined products terminals in Anchorage and Fairbanks, Alaska, with combined storage capacity of over 600,000 barrels, expected throughput of 10,400 barrels per day and rail loading of 7,000 barrels per day.

"The acquired terminals build upon TLLP's logistics capabilities in the region and enable us to provide a first class, full-service solution for our customers in Alaska," said Greg Goff, Chairman and Chief Executive Officer of TLLP's general partner.

In consideration for the second closing, TLLP paid $178 million, including $160 million of cash financed with borrowings on TLLP's revolving credit facility and $18 million of common and general partner units to Tesoro. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $47.05 per unit, with 358,712 units in the form of common units and 20,440 units in the form of general partner units.

Combined with the crude oil and refined product storage portion of the transaction which closed on July 1, 2016, the Alaska Storage and Terminalling Assets are expected to provide total annual net earnings of $36 million and annual EBITDA of $51 million.  The total acquisition price of $444 million includes cash of $400 million and the issuance of common and general partner units to Tesoro, valued at approximately $44 million.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things: expected throughputs and rail loadings; the expectation that the acquired terminals will enable us to provide a first class, full-service solution for our customers in Alaska; and expected annual net earnings and EBITDA from the Alaska Storage and Terminalling Assets. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

Reconciliation of Projected Net Earnings to Expected Annual EBITDA:	TLLP Annual Expected EBITDA Contribution from Drop Down
Projected net earnings	$36
Add: Depreciation and amortization expenses	4
Add: Interest and financing costs, net	11
Expected Annual EBITDA	$51

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